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                                                              EXHIBIT (b)(4)(d)

                            DEATH BENEFIT ENDORSEMENT

PART 4, BENEFITS, DEATH BENEFIT BEFORE MATURITY DATE of all contracts to which this Endorsement is attached is replaced as follows:


DEATH BENEFIT BEFORE        A Death Benefit will be determined as of the date
MATURITY DATE               on which written notice and proof of death and all
                            required claim forms are received at the Company's
                            Annuity Service Office as follows:

                            1. If any Owner dies and the oldest Owner had an attained age of less than 81 years on the Contract Date, the Death Benefit will be determined as follows:


                                (a) During the first Contract Year, the Death
                            Benefit will be the greater of:

                                          (i) the Contract Value, or

                                          (ii) the sum of all Payments made,
                            less any amount deducted in connection with partial withdrawals.

                                (b) During any subsequent Contract Year, the
                            Death Benefit will be the greater of:

                                          (i) the Contract Value, or

                                          (ii) the Death Benefit on the last day
                            of the previous Contract Year, plus any Payments made and less any amounts deducted in connection with partial withdrawals, since then.

                           If any Owner dies after their 81st birthday, (b)(ii) is the Death Benefit on the last day of the Contract Year just prior to the Owner's 81st birthday, plus any Payments made and less any amounts deducted in connection with partial withdrawals, since then.

                           2. If any Owner dies and the oldest Owner had an attained age of 81 or greater on the Contract Date, the Death Benefit will be determined as the greater of:

                                (a) the Contract Value, or

                                (b) the excess of (i) over (ii) where:

                                          (i) equals the sum of all Payments.

                                          (ii) equals the sum of any amounts
                            deducted in connection with partial withdrawals.

                           If there is any Debt, the Death Benefit equals the amount described above less the Debt under the Contract.

                           DEATH OF ANNUITANT: On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is not an individual the death of any Annuitant is treated as the death of an Owner and the Death Benefit will be determined by substituting the Annuitant for the Owner as described below.

                           DEATH OF OWNER: We will pay the Death Benefit to the Beneficiary if any Owner dies prior to the Maturity Date. The Death Benefit may be taken in one sum immediately, in which case the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the Contract will continue subject to the following provisions:

                           (a) The Beneficiary becomes the Contract Owner.

                           (b) The excess, if any, of the Death Benefit over the Contract Value will be allocated to and among the Investment Accounts in proportion to their values as of the date on which the Death Benefit is determined.



END.006.98
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                           (c) No additional Payments may be applied to the
                           Contract.

                           (d) If the Beneficiary is not the deceased Owner's spouse, the entire interest in the Contract must be distributed under one of the following options:

                                          (i) The entire interest in the
                            Contract must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

                                          (ii) the entire interest in the
                            Contract must be distributed within 5 years of the Owner's Death.


                                          If the Beneficiary dies before the
                            distributions required by (i) or (ii) are complete, the entire remaining Contract Value must be distributed in a lump sum immediately.

                           (e) If the Beneficiary is the deceased Owner's spouse, the Contract will continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary (and, if no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary). Upon the death of the surviving spouse, a second Death Benefit will be paid and the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of
                           (d) (i) or (d) (ii) above. For purposes of calculating the Death Benefit payable upon the death of the surviving spouse, the Death Benefit paid upon the first Owner's death will be treated as a Payment to the Contract. In addition, the Death Benefit on the last day of the previous Contract Year (or the last day of the Contract Year just prior to the Owner's 81st birthday, if applicable) shall be set to zero as of the date of the first Owner's death.

                           (f) Withdrawal Charges will be waived on any withdrawals.

                           If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.






Endorsed on the Date of Issue of this Contract.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA




Vice-President